Exhibit 23.1

233 N. Michigan Ave., Suite 2500 Chicago, Illinois 60601 Telephone: 312-856-9100 Fax: 312-856-1379

Consent of Independent Registered Public Accounting Firm

Addus HomeCare Corporation

Palatine, Illinois

We hereby consent to the incorporation by reference in this Registration Statement of our report dated October 5, 2007 relating to the consolidated financial statements and schedule of Addus HealthCare, Inc. (Predecessor) and of our report dated April 30, 2009, except for Note 12, as to which the date is June 30, 2009, and Note 17, as to which the date is October 1, 2009, relating to the consolidated financial statements and schedule of Addus HomeCare Corporation (f/k/a Addus Holding Corporation) (Successor), appearing in the Company’s Registration Statement on Form S-1, as amended (Registration No. 333-160634).

/s/ BDO Seidman, LLP

Chicago, Illinois

January 19, 2009